SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Avalara, Inc.

(Name of Registrant as Specified in Its Charter)

Altair US, LLC

Richard H. Bailey

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Leading Independent Proxy Advisory Firm Glass Lewis Recommends Avalara Shareholders Reject the Proposed Sale of Avalara to Vista Equity

Glass Lewis Warns Shareholders of “Questionable” Deal Timing, “Apparent Conflicts of Interest” and an “Uncompelling and Inadequate” Valuation of Avalara

SANTA ROSA, Calif., Oct. 4, 2022 /PRNewswire/ -- Altair US, LLC (“Altair” or “we”), a pre-IPO angel investor in Avalara, Inc. (NYSE: AVLR) (the “Company" or “Avalara”) and one of the Company’s largest shareholders, today noted that leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has recommended that Avalara shareholders vote AGAINST the Company’s proposed sale to Vista Equity Partners (“Vista”).

In its report, Glass Lewis concluded:

“We share Altair’s view that the purchase price and implied valuation metrics of the transaction are uncompelling and, ultimately, inadequate when compared to the Company’s historical valuation and the prices paid for other software companies in precedent transactions, including those selected by Goldman Sachs for its fairness opinion. We also take a dim view of the timing and other aspects of the process resulting in the transaction, including apparent conflicts of interest stemming from Goldman Sachs' longstanding relationship with Vista and certain Avalara directors' ties to Vista, for which the Avalara board took no action to attempt to mitigate. These concerns raise doubt, in our view, as to whether the transaction is the result of a truly robust and independent process and whether the interests of Avalara’s shareholders and the primary objective of maximizing long-term shareholder value were the drivers of the process. All factors considered, we believe these concerns justify voting against the proposed transaction.”

Altair welcomed Glass Lewis’ opinion and said, “The timing of the proposed merger was wrong and the sale process was deeply flawed, resulting in a price that we believe is insufficient to compensate Avalara shareholders for forfeiting their claim on the Company’s future earnings and prospects. We are pleased that Glass Lewis recognizes that, given the Company’s bright future and near-term path to achieving operating profitability, an independent Avalara remains a more compelling alternative than Vista’s opportunistic, low-ball offer.”

In its report, Glass Lewis also wrote:

•	“Upon review of the rationale, process and terms of the proposed transaction, we have concerns about the questionable deal timing, the sometimes inexplicable course of the deal discussions and negotiations, the board’s pessimistic reasoning for adopting the merger agreement, apparent conflicts of interest in the decision-making process, and the uncompelling and inadequate valuation of Avalara in the transaction.”

•	“[T]he limited number of potential bidders involved in the process, the fact that only one other party submitted even a preliminary indication of interest, the deterioration in the financial markets, and the disappearance of cheap and available financing for private equity firms all contributed to the sale process going more Vista’s way than the way of Avalara shareholders.”

•	“[W]e find more persuasive evidence to suggest that, near-term challenges and uncertainty notwithstanding, under the oversight of a capable board and management team, the Company could reasonably deliver greater value for shareholders in the medium-to-long term than that offered in the transaction.”

•	“Due to a variety of factors, not the least of them being the current unfavorable market conditions for a large transaction involving a high-growth software company, we believe the proposed price meaningfully undervalues the ongoing intrinsic value of the Company’s business…”

•	“We observe that, between late January and July 2022, the Company’s strategic review process quickly shifted from Avalara pursuing acquisition targets in order to expand its international operations, to Avalara fielding unsolicited interest from private equity firms, to Avalara actively soliciting acquisition interest from a limited set of potential buyers with little success, to the board terminating the sale process, and finally, somewhat inexplicably, to the board accepting the lone bidder’s downward revised offer amid strained financing conditions and a volatile, deteriorating market environment. At the risk of stating the obvious, this is generally not how a strategic review or sale process is supposed to go.”

•	“While the Company claims the proposed price is attractive and compelling for investors, we see scant, if any, evidence to suggest that is the case. The board points to a market premium relative to a trading price for the Company that was close to a two-year low in an unfavorable market environment, and a revenue multiple that appears acceptable only when juxtaposed to a broad set of historical transactions going back 10 years involving companies which, for the most part, are not comparable to Avalara or the proposed transaction, in our view. … [T]he proposed purchase price is reflective of macro uncertainty, unfavorable market conditions and a questionable sale process, not Avalara’s business fundamentals, growth trajectory and intrinsic value.”

•	“[W]e believe various paths continue to exist for Avalara as a standalone company that could potentially deliver significant value creation for shareholders over the medium-to-long term. In our view, such value, even on a time- and risk-adjusted basis, appears to be greater than Vista’s all-cash offer.”

•	“[G]iven that Avalara’s business fundamentals remain strong, despite certain challenges and headwinds, we see little reason for investors with a long-term horizon and moderate risk tolerance to crystallize the value of their investments in Avalara at such an inopportune time and unattractive price.”

Although Institutional Shareholder Services Inc. (“ISS”) issued “cautionary” support for the transaction, ISS also noted:

•	“Some shareholders, particularly those with a long investment horizon and the patience that approach requires, may be frustrated by the merger consideration’s substantial discount to [Avalara’s] historical trading levels.”

•	“The differences between [Avalara’s May 2022 and July 2022] forecasts do not appear to indicate significantly deteriorating performance that creates urgency for a sale… [T]he longer-term outlook does not appear to change much in the updated projections.”

•	“The shift in narrative from [Avalara’s] management is concerning, with a whiplash turn from positive comments regarding the business’ prospects at the June investor day to current worries about employee attrition, European growth, product development, and squandered opportunities.”

•	“It is understandable that shareholders who are optimistic about [Avalara’s] long-term potential may question the urgency to sell now.”

Altair continues to urge Avalara shareholders to vote AGAINST the sale to Vista on the GOLD proxy card, in line with the recommendation of Glass Lewis.

For more information about why we believe Avalara’s Board chose the wrong time to sell, conducted a flawed sale process and agreed to an inadequate price, we encourage shareholders to read our proxy materials and our investor presentation, which is available here: https://tinyurl.com/5n8v24ye

Permission to quote from the Glass Lewis and ISS reports was neither sought nor obtained.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with the proposed acquisition of Avalara, Inc. (the “Company”) ( NYSE: AVLR) by affiliates of Vista Equity Partners Management, LLC (the “Merger”), the Company entered into an Agreement and Plan of Merger, dated as of August 8, 2022, with Lava Intermediate, Inc., a Delaware corporation (“Parent”), and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (the “Merger Agreement”). The Participants (as defined below) filed a definitive proxy statement and accompanying proxy card with the SEC on September 30, 2022, to be used to solicit proxies for votes (the “Proxy Solicitation”) opposing the adoption of the Merger Agreement at the special meeting of shareholders (the “Special Meeting”) and regarding other proposals that may come before the Special Meeting. The Participants in the Proxy Solicitation are Altair US, LLC, a Delaware limited liability company (“Altair US”), and Richard Bailey (collectively, the “Participants”), the Manager of Altair US. As of the date hereof, each of the Participants may be deemed to beneficially own, in the aggregate, 850,892 shares of common stock of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SROWLAND@SHAREHOLDERSDESERVEBETTER.COM.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Altair US, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

ALTAIR US, LLC HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN THAT HAVE BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY SUCH THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTIES FOR THE VIEWS EXPRESSED HEREIN.

About Altair US, LLC

Altair is a family office.

Investor Contact

MacKenzie Partners, Inc.

Bob Marese

(212) 929-5500

Media Contact

Stanley Rowland

Phone: (925) 708-5611

srowland@ShareholdersDeserveBetter.com